EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 17, 2014, with respect to the consolidated financial statements, schedule and internal control over financial reporting, included in the Annual Report of Raptor Pharmaceutical Corp. on Form 10-KT/A for the four month period ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Raptor Pharmaceutical Corp. on Forms S-3 (File Nos. 333-179215, 333-162430, 333-162374 and 333-173720) and on Forms S-8 (File Nos. 333-190806, 333-173719, 333-166813, 333-163124, 333-151859, 333-141738, 333-138368, 333-118729, 333-103129, 333-98245 and 333-48088).

/s/ Grant Thornton LLP
San Francisco, California
May 12, 2014